Exhibit 99.1

          PC Connection, Inc. Reports First Quarter Results

         Company Achieves 17.5% Year-Over-Year Sales Growth,
                    Including 9.1% Organic Growth

          Public Sector Sales Increase 12.4% Year Over Year


    MERRIMACK, N.H.--(BUSINESS WIRE)--April 27, 2006--PC Connection, Inc. (NASDAQ:PCCC), a leading direct marketer of information technology products and solutions, today announced results for the quarter ended March 31, 2006. Net sales for the three months ended March 31, 2006 increased by $56.6 million, or 17.5%, to $380.5 million from $323.9 million for the three months ended March 31, 2005. Approximately $27.3 million of this growth, or 8.4%, was attributable to the October 2005 acquisition of key assets of Amherst Technologies, reported previously. Net income for the quarter ended March 31, 2006 was $1.7 million, or $.07 per share, compared to $0.9 million, or $.04 per share for the three months ended March 31, 2005.
    The three-month period ended March 31, 2006 included special charges that reduced earnings and earnings per share. Had these charges not been incurred, pro forma net income for the quarter ended March 31, 2006 would have been $2.2 million, or $.09 per share. A reconciliation between net income on a GAAP basis and pro forma net income is provided in a table immediately following the Consolidated Income Statements.
    Net sales for the small- and medium-sized business (SMB) segment increased by 9.4% to $219.1 million compared to the first quarter of 2005. Sales to large account customers increased by 41.9% over the first quarter of 2005 to $108.4 million, due in large part to the Amherst acquisition. Sales to government and education customers (the Company's public sector segment) increased for the quarter by 12.4% to $53.0 million compared to the first quarter of 2005.
    "We are pleased with our overall performance," said Patricia Gallup, Chairman and Chief Executive Officer. "PC Connection achieved record Q1 sales levels this quarter, and experienced year-over-year sales growth in all three business segments. We are particularly encouraged with the progress of our public sector business and our continuing success integrating the Amherst Technologies assets and operations that we acquired last quarter."
    Notebooks and PDAs continued to be the Company's largest product category, accounting for 17.0% of net sales in the first quarter of 2006 compared to 18.8% for the corresponding period a year ago. Desktop computers and servers accounted for 14.9% of net sales in the first quarter of 2006 compared to 14.8% of net sales for the corresponding period a year ago. The average sales price for computer systems decreased 4.9% in the first quarter compared to the corresponding period a year ago, and decreased 1.1% compared to the fourth quarter of 2005. Sales of accessories and other companion products increased 26.0% year over year, partly due to the high sales of Apple music players and related products. Software and Video, Imaging and Sound product lines each increased 25% over the first quarter of 2005.
    Gross profit margin, as a percentage of net sales, was 12.2% in the first quarter of 2006 compared to 11.5% in the first quarter of 2005 and 11.0% in the fourth quarter of 2005. Gross margin improved in all three segments, due to increased vendor consideration received in the quarter, larger net service revenue and to stronger product margins. As previously stated, the Company expects that its gross profit margin as a percentage of net sales may vary by quarter based upon vendor support programs, product mix, pricing strategies, market conditions, and other factors.
    Consolidated annualized productivity increased in the first quarter of 2006 by 8.2% compared to the first quarter of 2005, even though the total number of sales representatives increased by 64 to 650 as of March 31, 2006 from 586 as of March 31, 2005.
    Total selling, general, and administrative ("SG&A") expenses for the quarter increased year over year by $6.5 million, or 18.5%, over the first quarter of 2005, but was sequentially largely unchanged from the fourth quarter of 2005. The year-over-year dollar increase resulted from the Amherst transaction, variable compensation from our organic growth, and increased professional fees relating primarily to enhancements to our sales systems and service levels. The Company expects that its SG&A expenses, as a percentage of net sales, may vary by quarter depending on changes in sales volume, as well as the levels of continuing investments in key growth initiatives.
    Ms. Gallup concluded, "The investments we made over the past year, and our efforts to improve the effectiveness of our sales organizations, are producing results. Overall, we believe PC Connection is well positioned to continue to gain market share and enhance long-term shareholder value."

    About PC Connection, Inc.

    PC Connection, Inc., a Fortune 1000 company, operates three sales subsidiaries, PC Connection Sales Corporation of Merrimack, NH, GovConnection, Inc. of Rockville, MD, and MoreDirect, Inc. of Boca Raton, FL. All three subsidiaries can deliver custom-configured computer systems overnight.
    PC Connection Sales Corporation (1-800-800-5555) is a rapid-response provider of information technology (IT) products and solutions offering more than 100,000 brand-name products to businesses through its staff of technically-trained sales account managers and catalog telesales representatives, catalogs and publications, and its web site at www.pcconnection.com. The subsidiary serves the Apple/Macintosh community through its MacConnection division (1-800-800-2222), which also publishes specialized catalogs and is online at www.macconnection.com.
    GovConnection, Inc. (1-800-800-0019) is a rapid-response provider of IT products and solutions to federal, state, and local government agencies and educational institutions through specialized account managers, catalogs and publications, and online at www.govconnection.com.
    MoreDirect, Inc. (561-237-3300), www.moredirect.com, provides corporate technology buyers with a comprehensive web-based e-procurement solution and in-depth IT supply-chain expertise, serving as a one-stop source by aggregating more than 300,000 products from the inventories of leading IT wholesale distributors and manufacturers.
    A live webcast of PC Connection management's discussion of the first quarter will be available on the Company's Web site at www.pcconnection.com and on www.streetevents.com. The webcast will begin today at 11:00 a.m. Eastern Time.

    "Safe Harbor" Statement Under the Private Securities Litigation Reform Act of 1995: This release contains forward-looking statements that are subject to risks and uncertainties, including, but not limited to, the impact of changes in market demand and the overall level of economic activity, or in the level of business investment in information technology products, competitive products and pricing, product availability and market acceptance, new products, fluctuations in operating results, the Company's success at integrating the acquired assets of Amherst Technologies into its businesses, the impact of the costs of acquisition and integration, the ability of the Company to hire and retain Amherst Technologies sales representatives and other essential personnel, and other risks detailed under the caption "Factors That May Affect Future Results and Financial Condition" in the Company's Annual Report on Form 10-K filed with the Securities and Exchange Commission for the year ended December 31, 2005. More specifically, the statements in this release concerning the Company's outlook for 2006 and the statements concerning the Company's gross margin percentage, productivity, and selling and administrative costs and other statements of a non-historical basis (including statements regarding implementing strategies for future growth, the ability of the Company to improve sales productivity and increase its active customers) are forward-looking statements that involve certain risks and uncertainties. Such risks and uncertainties include the ability to realize market demand for and competitive pricing pressures on the products and services marketed by the Company, the continued acceptance of the Company's distribution channel by vendors and customers, continuation of key vendor and customer relationships and support programs and the ability of the Company to hire and retain qualified sales representatives and other essential personnel.

----------------------------------------------------------------------
CONSOLIDATED SELECTED FINANCIAL HIGHLIGHTS
----------------------------------------------------------------------
At or for the
 Three Months Ended March 31,  2006              2005
--------------------------------------------- ------------------------
(Dollars and shares in
thousands, except operating data,
price/earnings ratio,
and per share data)                    % of              % of
                                        Net               Net    %
                                       Sales             Sales  Change
--------------------------------------------- ------------------------

Operating Data:
  Net sales                  $380,478          $323,851          17.5%
  Diluted earnings per share    $0.07             $0.04

  Gross profit margin            12.2%             11.5%
  Operating margin                0.9               0.6
  Return on equity (1)            4.0               2.3

  Catalogs distributed      3,600,000         8,461,000        (57.5)%
  Orders entered (2)          383,000           358,000           7.0
  Average order size (2)       $1,147            $1,048           9.4

  Inventory turns (1)              20                16
  Days sales outstanding           45                43


Product Mix:
  Notebooks & PDAs            $64,543   17.0%   $60,850   18.8%   6.1%
  Desktops/Servers             56,495   14.9     47,957   14.8   17.8
  Storage Devices              33,918    8.9     28,861    8.9   17.5
  Software                     47,923   12.6     38,254   11.8   25.3
  Net/Com Products             29,853    7.8     24,871    7.7   20.0
  Printers & Printer
   Supplies                    40,034   10.5     34,418   10.6   16.3
  Video, Imaging, & Sound      46,868   12.3     37,565   11.6   24.8
  Memory & System
   Enhancements                18,856    5.0     17,747    5.5    6.2
  Accessories/Other            41,988   11.0     33,328   10.3   26.0
                            ---------- ------ ---------- ------
                             $380,478  100.0%  $323,851  100.0%  17.5%
                            ========== ====== ========== ======


Net Sales of Enterprise Server and Networking Products
(included in the above Product Mix):

                             $108,671   28.6%   $94,912   29.3%  14.5%
                            ==========        ==========


Stock Performance Indicators:
  Actual shares outstanding    25,259            25,136
  Total book value per share    $6.86             $6.66
  Tangible book value
   per share                    $4.40             $4.48
  Closing price                 $5.76             $5.87
  Market capitalization      $145,492          $147,548
  Trailing price/earnings
   ratio (3)                       27                18

(1) Annualized
(2) Does not reflect cancellations or returns
(3) Earnings is based on the last four quarters
----------------------------------------------------------------------
SELECTED SEGMENT INFORMATION
----------------------------------------------------------------------
For the
 Three Months Ended March 31,      2006              2005
------------------------------------------------ ---------------------
                               Net     Gross       Net    Gross
(Dollars in thousands)        Sales    Margin(%)  Sales   Margin(%)
------------------------------------------------ ---------------------

PC Connection Sales
 Corporation (SMB)           $219,121   13.4%   $200,325   12.3%
MoreDirect (Large Account)    108,362   10.5      76,366   10.5
GovConnection
 (Public Sector)               52,995   10.7      47,160   10.1
                            ---------- ------  ---------- ------
 Total                       $380,478   12.2%   $323,851   11.5%
                            ========== ======  ========== ======

----------------------------------------------------------------------
CONSOLIDATED INCOME STATEMENTS
----------------------------------------------------------------------
Three Months Ended March 31,       2006                     2005
----------------------------------------------------------------------
(Amounts in thousands,        Amount   % of            Amount    % of
  except per share data)                Net                       Net
                                       Sales                     Sales
---------------------------------------------        -----------------

  Net sales                  $380,478  100.0%         $323,851  100.0%
  Cost of sales               334,060   87.8           286,517   88.5
                            ---------- ------        ---------- ------
    Gross Profit               46,418   12.2            37,334   11.5

  Selling, general, and
   administrative expenses     41,955   11.0            35,416   10.9
  Special charges                 891    0.3                 -      -
                            ---------- ------        ---------- ------
    Income From Operations      3,572    0.9             1,918    0.6

  Interest expense               (644)  (0.2)             (272)  (0.1)
  Other, net                       11    0.0               (25)   0.0
  Income tax provision         (1,233)  (0.3)             (673)  (0.2)
                            ---------- ------        ---------- ------
    Net Income                 $1,706    0.4%             $948    0.3%
                            ========== ======        ========== ======


 Weighted average common shares outstanding:
    Basic                      25,259                   25,127
                            ==========               ==========
    Diluted                    25,636                   25,362
                            ==========               ==========
 Earnings per common share:
    Basic                       $0.07                    $0.04
                            ==========               ==========
    Diluted                     $0.07                    $0.04
                            ==========               ==========
----------------------------------------------------------------------



----------------------------------------------------------------------
A RECONCILIATION BETWEEN GAAP AND PRO FORMA NET INCOME
----------------------------------------------------------------------
This information is being provided so as to allow for a comparison of our operating results without special charges.
----------------------------------------------------------------------

                                                    Three Months Ended
                                                          March 31,
----------------------------------------------------------------------
(Amounts in thousands)                                   2006   2005
----------------------------------------------------------------------

  GAAP net income                                      $1,706   $948
  Special charges (after tax):
   Management restructuring                               535      -
                                                      ------- -------
  Pro forma net income                                 $2,241   $948
                                                      ======= =======
----------------------------------------------------------------------


CONSOLIDATED BALANCE SHEETS                    March 31,  December 31,
---------------------------                   -----------  -----------
(Amounts in thousands)                           2006         2005
---------------------------                   -----------  -----------

ASSETS
Current Assets:
Cash and cash equivalents                     $    8,202   $    9,770
Accounts receivable, net                         150,957      162,525
Inventories - merchandise                         61,085       75,374
Deferred income taxes                              3,318        3,769
Income taxes receivable                            1,545        1,742
Prepaid expenses and other current assets          4,911        4,219
                                              -----------  -----------
    Total current assets                         230,018      257,399

Property and equipment, net                       17,761       17,700
Goodwill, net                                     56,867       56,820
Other intangibles, net                             5,166        5,427
Other assets                                         360          359
                                              -----------  -----------
    Total assets                              $  310,172   $  337,705
                                              ===========  ===========

LIABILITIES AND STOCKHOLDERS' EQUITY

Current Liabilities:
Current maturities of capital lease
 obligations:
    To affiliate                              $      427   $      416
    To third party                                   417          412
Note payable - bank                               15,149       19,975
Accounts payable                                  89,635      114,413
Accrued expenses and other liabilities            21,363       21,290
                                              -----------  -----------
    Total current liabilities                    126,991      156,506

Capital lease obligations,
 less current maturities:
    To affiliate                                   5,189        5,299
    To third party                                   289          396
Deferred income taxes                              4,458        4,105
                                              -----------  -----------
    Total liabilities                            136,927      166,306
                                              -----------  -----------
Stockholders' Equity:
  Common stock                                       256          256
  Additional paid-in capital                      78,024       77,884
  Retained earnings                               97,251       95,545
  Treasury stock at cost                          (2,286)      (2,286)
                                              -----------  -----------
    Total stockholders' equity                   173,245      171,399
                                              -----------  -----------
    Total liabilities and stockholders'
     equity                                   $  310,172   $  337,705
                                              ===========  ===========


----------------------------------------------------------------------
CONSOLIDATED STATEMENT OF CHANGES IN STOCKHOLDERS' EQUITY
----------------------------------------------------------------------
Three months ended March 31, 2006   (Amounts in thousands)
----------------------------------------------------------------------

              Common Stock   Additional         Treasury Shares
             --------------   Paid-In  Retained --------------
              Shares Amount   Capital  Earnings Shares Amount  Total

----------------------------------------------------------------------

Balance -
 December 31,
 2005         25,622   $256    $77,884  $95,545 (362)($2,286) $171,399

Stock
 compensation
 expense           -      -        140        -    -       -       140

Net income         -      -          -    1,706    -       -     1,706
             -------- ------  --------- ------- ----- ------- --------

Balance -
 March 31,
 2006         25,622   $256    $78,024  $97,251 (362)($2,286) $173,245
             ======== ======  ========= ======= ===== ======= ========

----------------------------------------------------------------------
CONSOLIDATED STATEMENTS OF CASH FLOWS
----------------------------------------------------------------------
Three Months Ended March 31,
 (Amounts in thousands)                                 2006     2005
----------------------------------------------------------------------

Cash Flows from Operating Activities:

Net income                                          $  1,706  $   948
Adjustments to reconcile net income to
net cash provided by operating activities:
  Depreciation and amortization                        1,698    1,714
  Provision for doubtful accounts                        894      878
  Deferred income taxes                                  804      353
  Loss on disposal of fixed assets                        14       41
  Stock compensation expense                             140        -

Changes in assets and liabilities:
  Accounts receivable                                 10,674      774
  Inventories                                         14,289    5,879
  Prepaid expenses and other current assets             (495)    (839)
  Other non-current assets                                (1)     (34)
  Accounts payable                                   (24,778)  (4,685)
  Income tax benefits from exercise of stock
   options                                                 -       49
  Accrued expenses and other liabilities                  73   (1,407)
                                                    -------- --------
  Net cash provided by operating activities            5,018    3,671
                                                    -------- --------


Cash Flows from Investing Activities:

  Purchases of property and equipment                 (1,579)    (773)
  Proceeds from sale of property and equipment            20       13
                                                    -------- --------
  Net cash used for investing activities              (1,559)    (760)
                                                    -------- --------


Cash Flows from Financing Activities:

  Proceeds from short-term borrowings                125,911   50,560
  Repayment of short-term borrowings                (130,737) (53,947)
  Repayment of capital lease obligations                (201)    (218)
  Exercise of stock options                                -      201
                                                    -------- --------
  Net cash used for financing activities              (5,027)  (3,404)
                                                    -------- --------
  Decrease in cash and cash equivalents               (1,568)    (493)
  Cash and cash equivalents, beginning of period       9,770    6,829
                                                    -------- --------
  Cash and cash equivalents, end of period          $  8,202  $ 6,336
                                                    ======== ========


    CONTACT: PC Connection, Inc.
             Stephen Baldridge, 603-683-2052